Exhibit 10.2

Regus	30/09/2011

Online Office Agreement

Agreement Date: Friday, September 30, 2011	Confirmation No: 32768-146551

Business Center Details		Client Details

DUBLIN, 2 Pembroke House		Company Name	Amarin Corporation

Address	Upper Pembroke Street 28-32	Contact Name	Conor Dalton
	Dublin	Address	1st Floor The Oval Shelbourne Road Dublin D4 Republic of Ireland
Republic of Ireland
Sales Manager	Althaea Federlein

		Phone	+353(0)862715407

		Email	conor.dalton@amarincorp.com

Office Payment Details (exc. tax and exc. services)

Office Number	Number of people

305	1

308	1

309	1

Initial Payment:	First month’s fee:	0.00

	Service Retainer:	5,400.00

	Total Initial Payment:	5,400.00

Monthly Payment:	Total Monthly Payment therafter:	2,700.00

Service Provision:	Start Date	1 November 2011	End Date	31 October 2012

All agreements end on the last calendar day of the month.

Comments: Terms and conditions have been read, understood and accepted. Payment is required in advance no later than 25th of each month. Late payment of invoices will incur a penalty fee. It has been agreed that months 1, 4, 7 & 10 will be rent free (this does not include services). All chargeable rental months are at 2700 per month (not including services). Monthly recurring fees at this stage are: 368. This breaks down as: 2 x RegusNet Broadband Bundle@ 129. Client has decided not to take phone line at this stage. 1 x beverage package @ 39. It has been agreed that the client can take one parking space for 200 per month. One off set up fees: 2 x months deposit has been agreed. 49 per person for keys, fobs and security settings. 1 x 129 for RegusNet Broadband Bundle connections Client is aware of the exit charges highlighted in Section 8 and wants the choice at the end of the contract to whether avail of the Business Continuity Package. Complimentary Businessworld Gold Card allowing access to all 1100 Business Lounges globally. All prices are subject to 21% VAT

1. This Agreement

1.1 Nature of this agreement: This agreement is the commercial equivalent of an agreement for accommodation(s) in a hotel. The whole of the Center remains in Regus’ possession and control. THE CLIENT ACCEPTS THAT THIS AGREEMENT CREATES NO TENANCY INTEREST, LEASEHOLD ESTATE OR OTHER REAL PROPERTY INTEREST IN THE CLIENT’S FAVOUR WITH RESPECT TO THE ACCOMMODATION(S). Regus is giving the Client the right to share with Regus the use of the Center on these terms and conditions, as supplemented by the House Rules, so that Regus can provide the services to the Client. This agreement is personal to the Client and cannot be transferred to anyone else. This agreement is composed of the front page describing the accommodation(s), the present terms and conditions and the House Rules.

1.2 Comply with House Rules: The Client must comply with any House Rules which Regus imposes generally on users of the Center. The House Rules vary from country to country and from Center to Center and these can be requested locally.

1.3 Duration: This agreement lasts for the period stated in it and then will be extended automatically for successive periods equal to the current term but no less than 3 months (unless legal renewal term limits apply) until brought to an end by the Client or by Regus. All periods shall run to the last day of the month in which they would otherwise expire. The fees on any renewal will be at the then prevailing market rate.

1.4 Bringing this agreement to an end: Either Regus or the Client can terminate this agreement at the end date stated in it, or at the end of any extension or renewal period, by giving at least three months written notice to the other. However, if this agreement, extension or renewal is for three months or less and either Regus or the Client wishes to terminate it, the notice period is two months or (if two months or shorter) one week less than the period stated in this agreement.

1.5 Ending this agreement immediately: To the maximum extent permitted by applicable law, Regus may put an end to this agreement immediately by giving the Client notice and without need to follow any additional procedure if (a) the Client becomes insolvent, bankrupt, goes into liquidation or becomes unable to pay its debts as they fall due, or (b) the Client is in breach of one of its obligations which cannot be put right or which Regus have given the Client notice to put right and which the Client has failed to put right within fourteen (14) days of that notice, or (c) its conduct, or that of someone at the Center with its permission or invitation, is incompatible with ordinary office use.

If Regus puts an end to this agreement for any of these reasons it does not put an end to any outstanding obligations, including additional services used and the monthly office fee for the remainder of the period for which this agreement would have lasted if Regus had not ended it.

1.6 If the Center is no longer available: In the event that Regus is permanently unable to provide the services and accommodation(s) at the Center stated in this agreement then this agreement will end and the Client will only have to pay monthly office fees up to the date it ends and for the additional services the Client has used. Regus will try to find suitable alternative accommodation(s) for the Client at another Regus Center.

1.7 When this agreement ends the Client is to vacate the accommodation(s) immediately, leaving the accommodation(s) in the same condition as it was when the Client took it. Upon the Client’s departure or if the Client, at its option, chooses to relocate to different rooms within the Centre, Regus will charge an Office Restoration Service fee to cover normal cleaning and testing and to return the accommodation(s) to its original state. This fee will differ by country and is listed in the House Rules. Regus reserves the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If the Client leaves any property in the Centre Regus may dispose of it at the Client’s cost in any way Regus chooses without owing the Client any responsibility for it or any proceeds of sale. When a Client vacates its accommodation(s) invariably Regus continues to receive the Client’s mail, faxes, telephone calls and visitors. In order to professionally manage the redirection of the Client’s calls, mail, faxes and visitors Regus charges a one-time Business Continuity Service. This service lasts for three months after the end of the date of this agreement. If in the event that there are no calls, mail, faxes or visitors this service will not be applied. This fee is located in the house rules.

If the Client continues to use the accommodation(s) when this agreement has ended the Client is responsible for any loss, claim or liability Regus incurs as a result of the Client’s failure to vacate on time. Regus may, at its discretion, permit the Client an extension subject to a surcharge on the monthly office fee.

1.8 Employees: While this agreement is in force and for a period of six months after it ends, neither Regus nor the Client may knowingly solicit or offer employment to any of the other’s staff employed in the Center. This obligation applies to any employee employed at the Center up to that employee’s termination of employment, and for three months thereafter. It is stipulated that the breaching party shall pay the non-breaching party the equivalent of one year’s salary for any employee concerned. Nothing in this clause shall prevent either party from employing an individual who responds in good faith and independently to an advertisement which is made to the public at large.

1.9 Client Representation of Regus Employees: Throughout the duration of this agreement, Client agrees that neither Client, nor any of Client’s partners, members, officers or employees will represent, or otherwise provide legal counsel to, any of Regus’ current or former employees in any dispute with, or legal proceeding against, Regus, or any of Regus’ affiliates, members, officers or employees.

1.10 Notices: All formal notices must be in writing to the address first written above.

1.11 Confidentiality: The terms of this agreement are confidential. Neither Regus nor the Client must disclose them without the other’s consent unless required to do so by law or an official authority. This obligation continues after this agreement ends.

1.12 Applicable law: This agreement is interpreted and enforced in accordance with the law of the place where the relevant Centre is located. Regus and the Client both accept the exclusive jurisdiction of the courts of such jurisdiction. If any provision of these terms and conditions is held void or unenforceable under the applicable law, the other provisions shall remain in force. In the case of Japan all arrangements will interpreted and enforced by the Tokyo District Court, and in the case of France, any dispute regarding this agreement will be settled by the relevant courts of the Paris jurisdiction.

1.13 Enforcing this agreement: The Client must pay any reasonable and proper costs including legal fees that Regus incurs in enforcing this agreement.

2. Services and Obligations

2.1 Furnished office accommodation(s): Regus is to provide the number of serviced and furnished office accommodation(s) for which the Client has agreed to pay in the Center stated in this agreement. This agreement lists the accommodation(s) Regus has initially allocated for the Client’s use. The Client will have a non-exclusive right to the rooms allocated to it. Occasionally Regus may need to allocate different accommodation(s), but these accommodation(s) will be of reasonably equivalent size and Regus will notify the Client with respect to such different accommodation(s) in advance.

2.2 Office Services: Regus is to provide during normal opening hours the services, if requested, described in the relevant service description (which is available on request). If Regus decides that a request for any particular service is excessive, it reserves the right to charge an additional fee.

2.3 RegusNET: REGUS DOES NOT MAKE ANY REPRESENTATIONS AS TO THE SECURITY OF REGUS’ NETWORK (OR THE INTERNET) OR OF ANY INFORMATION THAT THE CLIENT PLACES ON IT. The Client should adopt whatever security measures (such as encryption) it believes are appropriate to its circumstances. Regus cannot guarantee that a particular degree of availability will be attained in connection with the Client’s use of Regus’ network (or the internet). The Client’s sole and exclusive remedy shall be the remedy of such failure by Regus within a reasonable time after written notice.

3. Providing the Services

3.1 Access to the accommodation(s): Regus may need to enter the Client’s accommodation(s) and may do so at any time. However, unless there is an emergency or the Client has given notice to terminate, Regus will attempt to notify the Client verbally or electronically in advance when Regus needs access to carry out testing, repair or works other than routine inspection, cleaning and maintenance. Regus will also endeavor to respect reasonable security procedures to protect the confidentiality of the Client’s business.

3.2 Availability at the start of this agreement: If for any reason Regus cannot provide the accommodation(s) stated in this agreement by the date when this agreement is due to start it has no liability to the Client for any loss or damages but the Client may cancel this agreement without penalty. Regus will not charge the Client the monthly office fee for accommodation(s) the Client cannot use until it becomes available. Regus may delay the start date of this agreement provided it provides to the Client alternative accommodation(s) that shall be at least of equivalent size to the accommodation(s) stated in this agreement.

4. Accommodation(s)

4.1 The Client must not alter any part of its accommodation and must take good care of all parts of the Center, its equipment, fixtures, fittings and furnishings which the Client uses. The Client is liable for any damage caused by it or those in the Center with the Client’s permission or at the Client’s invitation whether express or implied, including but not limited to all employees, contractors, agents or other persons present on the premises.

4.2 Office furniture and equipment: The Client must not install any cabling, IT or telecom connections without Regus’ consent, which Regus may refuse at its absolute discretion. As a condition to Regus’ consent, the Client must permit Regus to oversee any installations (for example IT or electrical systems) and to verify that such installations do not interfere with the use of the accommodation(s) by other Clients or Regus or any landlord of the building.

4.3 Insurance: It is the Client’s responsibility to arrange insurance for its own property which it brings in to the Center and for its own liability to its employees and to third parties. Regus strongly recommends that the Client put such insurance in place.

5. Use

5.1 The Client must only use the accommodation(s) for office purposes. Office use of a “retail” or “medical” nature, involving frequent visits by members of the public, is not permitted.

5.2 The Client must not carry on a business that competes with Regus’ business of providing services office accommodation(s).

5.3 The Client’s name and address: The Client may only carry on that business in its name or some other name that Regus previously agrees.

5.4 Use of the Center Address: The Client may use the Center address as its business address. Any other uses are prohibited without Regus’ prior written consent.

6. Compliance

6. 1 Comply with the law: The Client must comply with all relevant laws and regulations in the conduct of its business. The Client must do nothing illegal in connection with its use of the Business Center. The Client must not do anything that may interfere with the use of the Center by Regus or by others, cause any nuisance or annoyance, increase the insurance premiums Regus has to pay, or cause loss or damage to Regus (including damage to reputation) or to the owner of any interest in the building which contains the Center the Client is using. The Client acknowledges that (a) the terms of the foregoing sentence are a material inducement in Regus’ execution of this agreement and (b) any violation by the Client of the foregoing sentence shall constitute a material default by the Client hereunder, entitling Regus to terminate this agreement, without further notice or procedure.

6.2 The Client’s personal data may be transferred outside the European Union where Regus has a Center for the purposes of providing the services herein. Regus has adopted internal rules to ensure data protection in accordance with European regulations.

7. Regus’ Liability

7.1 The extent of Regus’ liability: To the maximum extent permitted by applicable law, Regus is not liable to the Client in respect of any loss or damage the Client suffers in connection with this agreement, with the services or with the Client’s accommodation(s) unless Regus has acted deliberately or negligently in causing that loss or damage. Regus is not liable for any loss as a result of Regus’ failure to provide a service as a result of mechanical breakdown, strike, termination of Regus’ interest in the building containing the Center or otherwise unless Regus does so deliberately or is negligent. In no event shall Regus be liable for any loss or damage until the Client provides Regus written notice and gives Regus a reasonable time to put it right. If Regus is liable for failing to provide the Client with any service under this agreement then subject to the exclusions and limits set out immediately below Regus will pay any actual and reasonable expenses the Client has incurred in obtaining that service from an alternative source. If the Client believes Regus has failed to deliver a service consistent with these terms and conditions the Client shall provide Regus written notice of such failure and give Regus a reasonable period to put it right.

7.2. EXCLUSION OF CONSEQUENTIAL LOSSES, ETC.: REGUS WILL NOT IN ANY CIRCUMSTANCES HAVE ANY LIABILITY FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF ANTICIPATED SAVINGS, LOSS OF OR DAMAGE TO DATA, THIRD PARTY CLAIMS OR ANY CONSEQUENTIAL LOSS UNLESS REGUS OTHERWISE AGREES IN WRITING. REGUS STRONGLY ADVISES THE CLIENT TO INSURE AGAINST ALL SUCH POTENTIAL LOSS, DAMAGE, EXPENSE OR LIABILITY.

7.3. Financial limits to Regus’ liability: In all cases, Regus’ liability to the Client is subject to the following limits:

•	Without limit for personal injury or death;

•

Up to a maximum of £1 million / USD$2 million / €1.3 million (or local equivalent) for any one event or series of connected events for damage to the Client’s personal property except in Turkey where it will be up to a maximum of the monthly office fee over the current term;

•

Up to a maximum equal to 125% of the total fees paid between the date the Client moved into its accommodation(s) and the date on which the claim in question arises or £50,000 / USD$100,000 / €66,000 (or local equivalent) whichever is the higher, in respect of any other loss or damage except in Turkey where it will be up to a maximum of the monthly office fee over the current term.

8. Fees

8.1 Taxes and duty charges: The Client agrees to pay promptly (i) all sales, use, excise, consumption and any other taxes and license fees which it is required to pay to any governmental authority (and, at Regus’ request, will provide to Regus evidence of such payment) and (ii) any taxes paid by Regus to any governmental authority that are attributable to the accommodation(s), including, without limitation, any gross receipts, rent and occupancy taxes, tangible personal property taxes, stamp tax or other documentary taxes and fees.

8.2 Service Retainer/Deposit: The Client will be required to pay a service retainer/deposit equivalent to two months’ of the monthly office fee (plus VAT/Tax where applicable) upon entering into this agreement unless a greater amount is specified on the front of this agreement. This will be held by Regus without generating interest as security for performance of all the Client’s obligations under this agreement. The service retainer/deposit or any balance after deducting outstanding fees, the Business Continuity and Office Restoration Service and other costs due to Regus, will be returned to the Client after the Client has settled its account with Regus and funds have been cleared.

8.3 Regus may require the Client to pay an increased retainer if outstanding fees exceed the service retainer/deposit held and/or the Client frequently fails to pay Regus when due.

8.4 The Client will be charged an office set up fee per occupant. Fee amounts are located in the House Rules which can be requested at anytime.

8.5 Late Payment: If the Client does not pay fees when due, a fee will be charged on all overdue balances. This will differ by country and is listed in the House Rules. If the Client disputes any part of an invoice the Client must pay the amount not in dispute by the due date or be subject to late fees. Regus also reserves the right to withhold services (including for the avoidance of doubt, denying the Client access to its accommodations(s)) while there are any outstanding fees and/or interest or the Client is in breach of this agreement.

8.6 Payment : Regus is continually striving to reduce its environmental impact and supports its clients in doing the same. Therefore Regus will send all invoices electronically (where allowed by law) and the Client will make payments via an automated method such as Direct Debit or Credit Card, wherever local banking systems permit.

8.7 Insufficient Funds: The Client will pay a fee for any returned check or any other declined payments due to insufficient funds. This fee will differ by country and is listed in the House Rules.

8.8. Regus will increase the monthly office fee each and every anniversary of the start date of this agreement by a percentage amount equal to the increase in the All Items Retail Prices Index, or such other broadly equivalent Index which Regus substitutes provided that if the foregoing increase is not permitted by applicable law, then the monthly office fee shall be increased as specified in the House Rules. This will only apply to agreements that have an original start and end date constituting more than a 12 month term. Renewals will be renewed as per clause 1.3 above and only those renewals with a start and end date constituting a term of over 12 months will have the same increase applied.

8.9 Standard services: The monthly office fee and any recurring services requested by the Client are payable monthly in advance. Unless otherwise agreed in writing, these recurring services will be provided by Regus at the specified rates for the duration of this Agreement (including any renewal). Specific due dates will differ by country and are listed in the House rules. Where a daily rate applies, the charge for any such month will be 30 times the daily fee. For a period of less than a month the fee will be applied on a daily basis.

8.10 Pay-as-you-use and additional Variable Services: Fees for pay-as-you-use services, plus applicable taxes, in accordance with Regus’ published rates which may change from time to time, are invoiced in arrears and payable the month following the calendar month in which the additional services were provided. Specific due dates will differ by country and are listed in the House Rules.

8.11 Discounts, Promotions and Offers: If the Client benefited from a special discount, promotion or offer, Regus may discontinue that discount, promotion or offer without notice if the Client breaches these terms and conditions or becomes past due on two or more occasions.

Global – Terms & Conditions – June 2011 – Iveber